Exhibit 99.2

Platform Specialty Products Corporation

Files Form S-3 Registration Statement

WEST PALM BEACH, June 17, 2015 — Platform Specialty Products Corporation (NYSE:PAH) (“Platform”) filed today with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 for the offering of $350 million of shares of its common stock in an underwritten public offering. The number of shares to be offered and the price per share for the proposed offering have not yet been determined. All of the shares of common stock to be sold in the offering are to be sold by Platform. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the size or terms of the offering.

Platform currently intends to use the net proceeds from the offering to fund working capital and future acquisitions including, if consummated, a portion of the consideration and related fees payable in connection with the previously-announced acquisition by Platform of the Electronic Chemicals and Photomasks businesses of OM Group, Inc. (the “OMG Acquisition”). If completed, the OMG Acquisition is expected to close in two parts, with the first closing expected to occur during the third quarter of 2015 and the second closing expected to occur during first quarter of 2016, in each case, subject to customary closing conditions. The closing of this offering is not conditioned on, and is expected to be consummated before, the closing of the OMG Acquisition.

The registration statement on Form S-3 relating to these securities has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-looking Statements

This press release contains forward-looking statements, including, but not limited to, statements regarding Platform’s proposed public offering of shares of its common stock, the anticipated use of proceeds and Platform’s ability to close the OMG Acquisition. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, market and other general economic conditions, Platform’s and the underwriters’ ability to satisfy the conditions required to close the offering and Platform’s perception of future availability of equity or debt financing needed to fund its growing business. These forward-looking statements are made as of the date of this press release and Platform assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ from those projected in such forward-looking statements. Investors should refer to the risk factors set forth in the registration statement filed by Platform with the SEC on June 17, 2015, and periodic reports and other documents filed by Platform with the SEC, including Platform’s annual report on Form 10-K for the fiscal year ended December 31, 2014.

CONTACT: Investor Relations Contact:

Benjamin Gliklich

Vice President, Corporate Development,

Finance and Investor Relations

Platform Specialty Products Corporation

+1-561-406-8465

Media Contacts:

Liz Cohen

Weber Shandwick

+1-212-445-8044

Kelly Gawlik

Weber Shandwick

+1-212-445-8368